                               SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
1934


Filed by the Registrant [X]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[X] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

                                Grubb & Ellis Company
                   (Name of Registrant as Specified in its Charter)

                                         N/A
       (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         (1)  Title of each class of securities to which transaction applies:
              ________________________________________________________________

              (2)  Aggregate number of securities to which transaction applies:
              ________________________________________________________________

              (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
              ________________________________________________________________

              (4)  Proposed maximum aggregate value of transaction:
              ________________________________________________________________

              (5)  Total fee paid:
              ________________________________________________________________

[ ]  Fee paid previously with preliminary materials.


[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)  Amount Previously Paid:
         _________________________________________________________________

    (2)  Form, Schedule or Registration Statement No.:
         _________________________________________________________________

    (3)  Filing Party:
         _________________________________________________________________

    (4)  Date Filed:
         _________________________________________________________________

                                    [LOGO]

October 9, 1997



Dear Stockholder:

    You are cordially invited to attend the Annual Meeting of Stockholders of Grubb & Ellis Company (the "Company") to be held at 9:00 a.m. on November 20, 1997 in the Willow Room of the Northbrook Hilton Hotel, 2855 North Milwaukee Avenue, Northbrook, Illinois.

    For your consideration at the meeting are the election of ten directors to the Company's Board of Directors, an amendment to the Company's Restated Certificate of Incorporation, approval of an employee stock purchase plan and approval of amendments to a stock option plan. The meeting will also provide an opportunity to review with you the business of the Company during the 1997 fiscal year and give you a chance to meet your directors.

    Your vote is important to the Company. Whether or not you plan to attend the meeting, please return a completed proxy card in the enclosed envelope. If you do attend the meeting and wish to vote in person, you may withdraw your proxy and vote your shares personally.

    We look forward to seeing you at the meeting.

                                     Sincerely,



                                     /s/ Neil Young
                                     -----------------------------------
                                     Neil Young
                                     Chairman & Chief Executive Officer

                         GRUBB & ELLIS COMPANY
                     2215 Sanders Road, Suite 400
                     Northbrook, Illinois 60062
                         ____________________

                NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                    TO BE HELD NOVEMBER 20, 1997

    The Annual Meeting of Stockholders of Grubb & Ellis Company (the "Company") will be held in the Willow Room of the Northbrook Hilton Hotel, 2855 North Milwaukee Avenue, Northbrook, Illinois, on November 20, 1997 at 9:00 a.m. local time, for the following purposes:

    1. To elect ten (10) directors to the Board of Directors to serve for one year and until their successors are elected and qualified;

    2. To act upon an amendment to the Company's Restated Certificate of Incorporation;

    3.  To act upon the Grubb & Ellis Employee Stock Purchase Plan;

    4. To act upon amendments to the Company's 1990 Amended and Restated Stock Option Plan; and

    5. To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

    Stockholders of record at the close of business on September 24, 1997 will receive this Notice and are entitled to vote at the Annual Meeting. PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED REPLY ENVELOPE.

                                       BY ORDER OF THE BOARD OF DIRECTORS

                                      /s/ Robert J. Walner
                                      -----------------------------------
                                       Robert J. Walner
    October 9, 1997                    Corporate Secretary

                           GRUBB & ELLIS COMPANY

                             PROXY STATEMENT


                  SOLICITATION AND REVOCATION OF PROXIES

GENERAL INFORMATION

    The Board of Directors (the "Board") of Grubb & Ellis Company (the "Company") is soliciting your proxy for the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Thursday, November 20, 1997.

    Information in this proxy statement about the Company's directors or executive officers is provided only for the periods during which they held such positions.

RECORD DATE; VOTING RIGHTS

    This proxy statement and the enclosed proxy card are being mailed on or about October 9, 1997 to holders of record of the Company's common stock, $.01 par value per share (the "Common Stock"), at the close of business on September 24, 1997 (the "Record Date"). Holders of the Common Stock on the Record Date are entitled to notice of and to vote at the Annual Meeting. On such date, there were 19,583,212 outstanding shares of Common Stock. Each stockholder is entitled to one vote for each share of Common Stock held. The presence, in person or by proxy, of a majority of the shares entitled to vote will constitute a quorum.

PROXIES; REVOCATION OF PROXIES

    When you have signed, dated and delivered the enclosed proxy card prior to the date of the Annual Meeting, your shares will be voted by the persons named as proxy holders according to your directions. If you return a properly signed and dated proxy card but do not mark a choice on one or more items, your shares will be voted in accordance with the recommendations of the Board as set forth in this proxy statement. You may revoke your proxy at any time prior to voting at the Annual Meeting by delivering written notice to the Secretary of the Company, by submitting a subsequently dated proxy card or by attending the meeting and voting by ballot before the polls are closed.

    The Board is not aware of any matters to be presented at the Annual Meeting other than the items set forth in the above Notice of Annual Meeting of Stockholders. If any other matters are properly presented, the persons named to act as proxy holders may vote on such matters in accordance with their discretion.

    The cost of the solicitation of proxies will be borne by the Company. The Company has engaged Morrow & Co., Inc. to solicit proxies for a fee of approximately $2,000 plus reasonable out-of-pocket expenses, estimated to be approximately $3,000. Banks, brokers and other nominees will be reimbursed for customary expenses incurred in connection with forwarding of the Company's proxy solicitation materials to beneficial holders. In addition, proxies may be solicited, without additional compensation, by directors, officers and other regular employees of the Company by telephone, mail or in person.

VOTING PROCEDURES AND REQUIRED VOTE

    Shares represented by proxies that reflect abstentions, withheld authority or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal or proposals) will be counted as shares that are present and entitled to vote in order to determine the presence of a quorum, but are not considered as votes "cast" for the purpose of determining the outcome of a proposal.

    The election of each nominee for director will require the affirmative vote of a plurality of the shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting. Cumulative voting for the election of directors is not permitted. Unless authority to vote for any director is withheld in the proxy, votes will be cast in favor of election of all of the nominees.

    The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting will be required to adopt the proposed amendment to the Company's Certificate of Incorporation.

    The affirmative vote of the holders of a majority of the shares of Common Stock, present in person or by proxy and entitled to vote at the Annual Meeting, is required to ratify the adoption of the Grubb & Ellis Employee Stock Purchase Plan and to ratify the amendments to the 1990 Amended and Restated Stock Option Plan.



                              1.  ELECTION OF DIRECTORS


INFORMATION ABOUT THE BOARD

    The Board of Directors currently consists of ten directors. C. Michael Kojaian, Todd A. Williams and Sidney Lapidus were elected by the Board as additional directors in December 1996, January 1997 and February 1997, respectively. The Board held ten meetings during the fiscal year ended June 30, 1997. Each director attended at least 75% of the meetings of the Board and any Board committees on which he served, except that John D. Santoleri attended 70% of such meetings. The Board has standing Audit and Compensation Committees, which are described below, and does not have a Nominating Committee.


    AUDIT COMMITTEE. The Audit Committee recommends the appointment of auditors to the Board; approves the scope of the annual audit; reviews the audit results and compliance with the auditors' recommendations; reviews financial reports to stockholders; monitors the Company's accounting and the effectiveness of internal controls; and monitors compliance with certain aspects of the Company's conflicts-of-interest policy. The current members of the Audit Committee are R. David Anacker, Chairman, Lawrence S. Bacow and Robert J. McLaughlin. The Audit Committee met four times during the 1997 fiscal year.


    COMPENSATION COMMITTEE. The functions of the Compensation Committee are the approval of compensation arrangements for the executive officers of the Company, recommending to the Board the adoption of equity compensation plans in which directors and officers are eligible to participate and the award of equity incentives, and administration of the unaffiliated directors' stock option plan. The current members of the Compensation Committee are Reuben S. Leibowitz, Chairman, and Lawrence S. Bacow. During the 1997 fiscal year, the Compensation Committee met four times.

INFORMATION ABOUT THE NOMINEES FOR DIRECTOR

    The names of the persons who have been nominated by the Board for election as directors at the Annual Meeting are set forth below. There are no other nominees. Nominations for director are made by written notice to the Secretary of the Company, generally at least 14 days prior to the stockholders' meeting at which directors are to be elected. All nominees have consented to serve as directors if elected.

    If any nominee becomes unable to serve as a director, the proxies will be voted by the proxy holders for a substitute person nominated by the Board, and authority to do so is included in the proxy. The Board has no reason to believe that any of the nominees will be unable to serve as a director of the Company.


    VOTING AGREEMENT.   Pursuant to an agreement ("Voting Agreement") dated
January 24, 1997, entered into among Warburg, Pincus Investors, L.P. ("Warburg"); C. Michael Kojaian, a director of the Company, Mike Kojaian and Kenneth J. Kojaian (collectively, the "Kojaian Investors"); and Archon Group, L.P., a Delaware limited partnership ("Archon"), in connection with certain financing transactions of the Company which were consummated in 1996 and 1997 (together, the "1997 Financing"), the parties agreed to vote all their shares of Common Stock in favor of the election to the Board of one nominee designated by a majority of the Kojaian Investors ("Kojaian Nominee"), one nominee designated by Archon ("Archon Nominee"), and all nominees designated by Warburg ("Warburg Nominees"). The Voting Agreement provides that the Kojaian Nominee must be a Kojaian Investor or an officer or partner of a firm affiliated with the Kojaian Investors; each Warburg Nominee must be an officer of Warburg or one of its venture banking affiliates; and the Archon Nominee must be an employee of Archon or Goldman, Sachs & Co., or an affiliate of either firm. The right to designate nominees under the Voting Agreement is conditioned upon beneficial ownership of the following minimum numbers of shares of Common Stock: the Kojaian Investors or a controlled transferee (1,250,000); Warburg (5,509,169); and Archon (1,250,000). With respect to the 1997 election of directors, Sidney Lapidus, Reuben S. Leibowitz and John D. Santoleri have been designated as Warburg Nominees, C. Michael Kojaian has been designated as the Kojaian Nominee, and Todd A. Williams has been designated as the Archon Nominee. See also "Security Ownership of Certain Beneficial Owners and Management."


    On December 9, 1996, in connection with the 1997 Financing, described below under "Compensation Committee Interlocks and Insider Participation - 1997 Financing," Warburg agreed that Warburg representatives on the Board would nominate Mr. Hanauer for election as a director of the Company at the 1997 and 1998 annual meetings of stockholders, and further agreed to vote all of its shares of Common Stock in favor of Mr. Hanauer's election as a director.

    To the Company's knowledge, Warburg, the Kojaian Investors, Archon and all of the directors and executive officers of the Company intend to vote all of their shares of Common Stock in favor of all nominees for director. Together, they have the power, without the vote of other stockholders, to elect all nominees to the Board.

    The term of office of each nominee who is elected extends until the annual stockholders' meeting in 1998 and until his successor is elected and qualified.

    NEIL YOUNG, 48, has served as President, Chief Executive Officer, and a director of the Company since February 1996. He was elected Chairman of the Board in April 1997. He has also served as a director and/or officer of certain subsidiaries of the Company, including serving as a director of Grubb & Ellis Management Services, Inc. ("GEMS"), the subsidiary engaged in property and facilities management, formerly named Axiom Real Estate Management, Inc., since September 1994, and as Executive Vice President since May 1997. Other positions with the Company previously held include President of Commercial Brokerage Operations (December 1995 to February 1996), President of the Eastern Region (March 1994 to December 1995), President of the Midwest/Texas Region (January 1993 to January 1995), and Senior Vice President (January 1992 to February
1996). He served prior to 1993 as an Executive Vice President, Regional Manager, District Manager and Sales Manager of the commercial brokerage division in the Midwest Region. Mr. Young has been with the Company since 1984.

    R. DAVID ANACKER, 62, has been Vice Chairman of Veriflo Corporation, an industrial equipment manufacturing firm located in Richmond, California, since November 1991. From November 1959 to November 1991, he was associated with ABM Industries, Inc. ("ABMI"), a property maintenance service firm located in San Francisco, California, serving as director from 1979 and as President and Chief Executive Officer from March 1984 through October 1991. He has also served as a consultant to ABMI. He served as a director of GEMS from August 1992 to July 1994. Mr. Anacker has served as a director of the Company since May 1994.

    LAWRENCE S. BACOW, 46, is a professor at the Massachusetts Institute of Technology ("M.I.T.") Center for Real Estate and the M.I.T. Department of Urban Studies and Planning. He served as Chairman of the M.I.T. Faculty from June 1995 through June 1997. He joined the M.I.T. Faculty in 1977 and the M.I.T. Center for Real Estate in 1983, serving as the director of the Center for Real Estate from 1990 until 1992. Professor Bacow is also a director of La Salle Street Fund, a real estate investment trust. From December 1987 to June 1990, he was also a principal of Artel Associates, a company which provided investment banking services to real estate companies. Professor Bacow has served as a director of the Company since January 1993.

    JOE F. HANAUER, 60, has been a general partner of Combined Investments, L.P., an investment management business located in Laguna Beach, California whose investments include real estate, since December 1988. He served as Chairman of the Board of the Company from January 1993 to April 1997, as Executive Chairman from June 1994 to September 1994 and as Chief Executive Officer from July 1994 to December 1995. Mr. Hanauer served as a director of GEMS from June 1993 until April 1997, and served as a director and/or officer of certain other subsidiaries of the Company from February 1993 to December 1995. From February 1993 until July 1994, Mr. Hanauer, through Combined Investments, L.P., also provided operational and management services to the Company. From 1977 to December 1988, Mr. Hanauer was associated with Coldwell Banker Residential Group, Inc., serving as Chairman and Chief Executive Officer from 1984. He is also a director of MAF Bancorp, Real Select, Inc. and Regit, Inc. Mr. Hanauer has served as a director of the Company since January 1993.

    C. MICHAEL KOJAIAN, 35, the Kojaian Nominee, is President, a director and a shareholder of the Kojaian Companies, a real estate investment firm headquartered in Southfield, Michigan. He has also been a director, shareholder and Executive Vice President and Treasurer of Kojaian Management Corporation, a real estate investment and property management firm affiliated with the Kojaian Companies, since January 1988. He is also a director of Flagstar Bancorp, Inc. Mr. Kojaian was first elected as a director of the Company in December 1996 as a representative of the Kojaian Investors.

    SIDNEY LAPIDUS, 59, a Warburg Nominee, is a Managing Director and member of E.M. Warburg, Pincus & Co., LLC (and its predecessor) ("Warburg Pincus"), a venture banking firm located in New York City. Warburg Pincus manages Warburg, the Company's principal stockholder. Mr. Lapidus is also a general partner of Warburg, Pincus & Co. ("WP"), a firm which acts as general partner of Warburg. He has been associated with Warburg Pincus since 1967. Mr. Lapidus was first elected as a director of the Company in February 1997 as a representative of Warburg.


    REUBEN S. LEIBOWITZ, 50, a Warburg Nominee, is a Managing Director and member of Warburg Pincus, located in New York City. Mr. Leibowitz is also a general partner of WP. He has been associated with Warburg Pincus since 1984. He is also a director of Chelsea GCA Realty, Inc. and Pacific Greystone Corporation. Mr. Leibowitz was first elected as a director of the Company in January 1993 as a representative of Warburg.

    ROBERT J. MCLAUGHLIN, 64, is President of The Sutter Group, a management consulting firm located in Larkspur, California which he founded in 1982. Mr. McLaughlin has served as a director of the Company since September 1994.


    JOHN D. SANTOLERI, 34, a Warburg Nominee, has been a Managing Director and member of Warburg Pincus, located in New York City, since January 1996, and served as Vice President of Warburg Pincus from January 1995 to January 1996.
He has also been a general partner of WP since January 1996. From January 1992 to January 1995, Mr. Santoleri served as a Vice President of Warburg Pincus Ventures, Inc., an affiliate of Warburg Pincus. He has been associated with Warburg Pincus since June 1989. From June 1985 to June 1989, he was associated with The Harlan Company, a New York-based real estate consulting firm, serving as Vice President from September 1988 to June 1989. Mr. Santoleri also serves as a director of Pacific Greystone Corporation. Mr. Santoleri was first elected as a director of the Company in January 1993 as a representative of Warburg.

    TODD A. WILLIAMS, 37, the Archon Nominee, has been Director of Portfolio Management for Goldman, Sachs & Co. ("GS&Co."), an investment banking firm located in New York City, since January 1993, and Vice President of GS&Co. since May 1993. From June 1989 until January 1993, Mr. Williams served as an associate of the Real Estate Investment Banking Group of GS&Co. He also has served since September 1996 as a director of Archon, a real estate investment firm located in Irving, Texas which is a principal stockholder of the Company and an affiliate of GS&Co. In addition, he has served as Vice President, Assistant Treasurer and Assistant Secretary of Archon Gen-Par, Inc., the general partner of Archon, since September 1996. In addition to his role with Archon, Mr. Williams also serves on the Investment Committee of the Whitehall Street Real Estate Funds, a series of commingled funds sponsored by GS&Co. Mr. Williams was elected as a director of the Company in January 1997 as a representative of Archon.

INFORMATION CONCERNING EXECUTIVE OFFICERS

    In addition to Mr. Young, the following are executive officers of the
Company:

    DOUGLAS P. FRYE, 37, has served as President of the Company's Institutional Services Group since July 1997. From March 1995 to July 1997 he served as Director of the Institutional Services Group. He served as an investment broker in the Rosemont, Illinois commercial office of the Company from April 1991 to March 1995. From February 1989 to April 1991, he served as Vice

President of Acquisitions for The Shidler Group, a real estate services firm located in Chicago, Illinois. From September 1984 to February 1989, he served as Investment Specialist in the Chicago commercial brokerage office of the Company.


    MICHAEL P. MCKIERNAN, 42, has served as President, Transaction Services for the Central Region of the Company since July 1997. From October 1996 to July 1997, he served as President of the Eastern Region of the commercial brokerage division of the Company. He also serves as an officer of certain subsidiaries of the Company. Mr. McKiernan joined the Company in January 1989, serving as Sales Manager of the Rosemont, Illinois commercial office from January 1993 to October 1996, and as a broker prior to that time.


    DONALD D. MORROW, 49, has served as President, Transaction Services for the Western Region (and predecessor division) of the Company since October 1996. He also serves as an officer of certain subsidiaries of the Company. Mr. Morrow has been associated with the Company since May 1977, serving as Sales Manager of the Phoenix commercial office of the Company from June 1994 to October 1996, as District Manager of the San Diego commercial office from June 1990 to June 1994, and as an investment broker in the Phoenix commercial office prior to that time. He also served as director of the National Investment Council of the Company from August 1994 to October 1996.

    JOHN G. ORRICO, 41, has served as President, Transaction Services for the Eastern Region of the Company since July 1997. From July 1994 through June 1997, he served as Senior Vice President and District Manager of the central and northern New Jersey commercial offices of the Company. From May 1990 through May 1994, Mr. Orrico served as President of the Commercial Real Estate Division of K. Hovnanian Investment Properties, Inc., a real estate development firm located in Red Bank, New Jersey, and from September 1982 to May 1990 he served as Executive Vice President of National Realty & Development Corp., a real estate development firm located in Purchase, New York.

    BRIAN D. PARKER, 46, has been Senior Vice President and Chief Financial Officer of the Company since October 1996. He also serves as a director and/or officer of certain subsidiaries of the Company. From March 1986 to October 1996, Mr. Parker was associated with The Balcor Company, the real estate subsidiary of American Express Company, serving as Chief Financial Officer and Senior Vice President from April 1995 to October 1996, and serving in various other financial management positions prior to that time. During his association with The Balcor Company, he also served as director of several of its subsidiaries.

    STEVEN F. POPE, 48, has been a Senior Vice President of the Company since June 1994. He has also served as President of Grubb & Ellis Affiliates, Inc., the Company subsidiary which promotes the affiliation of real estate brokerage firms with the Company, since December 1996. He was associated with the Commercial Investment Real Estate Institute, a real estate professional society and training firm located in Chicago, Illinois, serving as Executive Vice President from November 1984 to June 1994.


    STEVEN D. SCRUGGS, 51, has been President of the Company's Corporate Services Group since October 1996. From January 1989 to October 1996, he was associated with Jones Lang Wootton USA ("JLW"), a multi-national real estate services firm located in New York City, serving as Managing Director and Chairman of the Corporate and Advisory Services division of JLW from April 1994 to October 1996. He also served as President of JLW Capital Corp., a broker-dealer subsidiary of JLW, from March 1992 to October 1996. From October 1985 to December 1988, Mr. Scruggs served as Senior Vice President of the consulting division of the Edward S. Gordon Company, Inc., a real estate services firm located in New York City. From August 1981 to October

1985, he served as Vice President of La Salle Partners, Inc., a real estate services firm located in New York City.

    ROBERT J. WALNER, 50, has been Senior Vice President, General Counsel and Corporate Secretary of the Company since January 1994. He also serves as a director and/or officer of certain subsidiaries of the Company, including serving as a director of GEMS since May 1997 and as Vice President of GEMS since January 1996. From August 1992 to January 1994, Mr. Walner was engaged in a private law and consulting practice, and was of counsel to Lawrence Walner & Associates, Ltd. in Chicago, Illinois, a law firm specializing in state and federal class action litigation on a national basis. From November 1979 to August 1992, he was Senior Vice President, General Counsel and Corporate Secretary of The Balcor Company, the real estate subsidiary of American Express Company.


   THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF ALL NOMINEES TO THE BOARD OF DIRECTORS.



                           2.  APPROVAL OF AN AMENDMENT TO
                      THE RESTATED CERTIFICATE OF INCORPORATION

THE PROPOSAL

    At the Annual Meeting a vote will be taken on a proposal to authorize an amendment (the "Amendment") to the Company's Restated Certificate of Incorporation (the "Charter") to increase the number of shares authorized for issuance thereunder from 25 million authorized shares of Common Stock to 50 million authorized shares of Common Stock, and to eliminate the existing designation of preferences on the authorized Preferred Stock, $.01 par value (the "Preferred Stock").

    Preemptive rights will not attach to any of the newly authorized shares of Common Stock following approval of this proposal.

    The text of the proposed Amendment, which restates Article IV of the Charter, is as follows:

    The total number of shares of capital stock which the Corporation shall have authority to issue is fifty-one million (51,000,000) shares, of which fifty million (50,000,000) shares with a par value of $0.01 per share shall be designated Common Stock, and of which one million (1,000,000) shares with a par value of $0.01 per share shall be designated Preferred Stock.

    The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby expressly vested with authority to fix by resolution or resolutions the designations and the powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof (including, without limitation, the voting powers, if any, the dividend rate, conversion rights, redemption price, or liquidation preference), of any wholly unissued series of Preferred Stock, to fix the number of shares constituting any such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding). In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series.

BACKGROUND FOR THE PROPOSAL

INCREASE IN AUTHORIZED COMMON STOCK

    The authorized capital of the Company currently consists of 25 million shares of Common Stock and one million shares of Preferred Stock. At the close of business on September 30, 1997, there were 19,583,212 outstanding shares of Common Stock and no outstanding shares of Preferred Stock. In addition to its outstanding shares, at such date, the Company had reserved 1,685,899 shares of Common Stock for issuance upon exercise of outstanding warrants, 1,922,560 shares of Common Stock for issuance upon exercise of options granted under its stock option plans, and 135,762 shares for issuance under the Company's 401(k) plan. The Company has submitted for stockholder ratification at the Annual Meeting a new employee stock purchase plan under which 750,000 shares of Common Stock are to be authorized for purchase, and amendments to a stock option plan increasing its authorized shares by 500,000 shares (included in the above reserve for options). As a result, assuming approval of such proposals, the Company currently has available for issuance, on a fully-diluted basis, approximately only 922,567 shares of authorized Common Stock which are not reserved for specific purposes. The Company has not increased the number of shares of authorized capital stock since 1986.

    The Board believes that the current authorized number of common shares is inadequate for the Company's purposes. The Board believes that it would be advantageous for the Company to have an increased number of common shares available in order to raise additional working capital from time to time, to enhance the Company's ability to attract and retain high-quality employees of the Company who are in a position to contribute to its success by the issuance of equity incentives to such employees, and to support the Company's ability to consummate potential future acquisitions by the use of Common Stock as consideration for the acquisitions. Other than as set forth above regarding employee plans, the Board has no present plan or agreement to issue additional common shares for a specific purpose.

ELIMINATION OF PREFERENCES ON PREFERRED STOCK

    In 1993, the Company issued Preferred Stock to Warburg, Mr. Hanauer, and
The Prudential Insurance Company of America, in connection with certain financing transactions entered into with the Company (the "1993 Financing").
The Charter was amended following stockholder approval of the 1993 Financing to provide for the designation of preferences on the Preferred Stock issued at that time. Prior to the 1993 amendment, the Board was authorized to designate preferences, rights and other features of the Preferred Stock issued from time to time.

    In connection with the 1997 Financing, all outstanding shares of Preferred Stock were retired following their conversion to Common Stock or acquisition by the Company. The Board believes that it is in the best interests of the Company and its stockholders to eliminate the existing designation of preferences in the Charter and restore the Board's authority to designate the preferences, rights and other features of any Preferred Stock to be issued in the future. At the date of this proxy statement, the Board does not anticipate, and has no plans to, issue any Preferred Stock. Eliminating the existing preferences will maximize the Board's flexibility to issue Preferred Stock should such issuance be advantageous for the Company.


POTENTIAL DILUTION; OTHER EFFECTS

    There are certain potential adverse effects which may result from increasing the Company's authorized capital as proposed.

    The issuance of additional shares of Common Stock would result in dilution of the voting power of the existing stockholders.

    Once the Company's authorized capital is increased, the Company's stockholders will have a very limited ability to vote upon either the manner in which the additional shares of Common Stock are issued or sold, or to whom those shares are sold or exchanged, unless stockholder consent is required under Delaware law (e.g., certain merger transactions) or other regulatory requirements, or sought by the Board at its discretion.

    While the proposed Amendment is not intended to deter or prevent a change in control of the Company, having a large pool of Common Stock available for issuance at the discretion of the Board following approval of the Amendment may render more difficult or discourage (i) an attempt to take control of the Company through a merger, tender offer, proxy contest or other means, (ii) the assumption of control by a new holder of a large block of the Company's shares, or (iii) the removal of incumbent management. The Board's actual or threatened issuance of large blocks of Common Stock to the Board, its affiliates or persons "friendly" to the Board could defeat such efforts.

    These factors should be considered by the stockholders in voting on the proposed Amendment.

EFFECTIVE DATE OF THE AMENDMENT

    If the Amendment is approved by the stockholders at the Annual Meeting, it will be promptly filed with the Delaware Secretary of State and will become effective as of the date of filing.


           THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR
                            THE AMENDMENT TO THE CHARTER.



3.  RATIFICATION OF THE GRUBB & ELLIS EMPLOYEE STOCK PURCHASE PLAN

THE PROPOSAL

    A new Grubb & Ellis Employee Stock Purchase Plan (the "Stock Plan") was adopted by the Board of Directors, subject to stockholder approval, on June 20, 1997. The Stock Plan provides for the purchase of up to 750,000 shares of the Common Stock ("Shares") by employees of the Company at a discount from market price. The Stock Plan provides for payments for the stock to be made through direct payroll deductions.

BACKGROUND FOR THE PROPOSAL

    The Company sponsored an employee stock purchase plan from 1987 until June 30, 1997, when the plan expired. Approximately 550,000 shares were purchased under the plan. The Board believes that having an employee stock purchase plan is an important element in attracting and retaining high-quality employees for the Company. Having such a plan is also a significant way to motivate employees to perform in the best interests of the Company and its stockholders, because it aligns employees' interests with those of the stockholders and gives employees a stake in the success of the Company.

DESCRIPTION OF THE STOCK PLAN

    The following summary of the Stock Plan is qualified in its entirety by the complete text of the plan, copies of which have been filed with the Securities and Exchange Commission and which may also be obtained from the Company by any stockholder.

    All regular employees of the Company and its subsidiaries who work at least 20 hours per week are eligible to participate in the Stock Plan. The Stock Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code").

    The Stock Plan is administered by the Benefits Committee of the Company
(the "Committee"), which is composed of members of management. The Stock Plan is implemented by sequential offering periods of three months' duration (each of which is referred to herein as an "Offering Period"), commencing on the first day of each of the Company's fiscal quarters; except that the first Offering Period commenced August 1, 1997 and will extend until December 31, 1997. If the Stock Plan is not ratified, the employees' contributions to the purchase of stock will be refunded, and no stock will be purchased on December 31, 1997.

    At the beginning of each Offering Period, employees may elect to participate in the Stock Plan by authorizing payments of up to 15% of their base pay and commissions. An employee may withdraw from participation at any time. Withdrawal during an Offering Period is effected by giving notice to the Company by the 15th day of the last month of such Offering Period. No employee is entitled to purchase in any year shares of Common Stock having a value of more than $25,000, and no employee may purchase Shares under the Stock Plan if, after giving effect to such purchase, such employee would own 5% or more of the outstanding Common Stock. Shares will be purchased automatically on the last day of each Offering Period, at 85% of the lower of the fair market value of such Shares at the first day or the last day of each Offering Period. The fair market value, as defined in the Stock Plan, is the average of the closing prices of the Company's Common Stock on the New York Stock Exchange Composite Tape for the five preceding trading days.

    In the event that any right to purchase Shares outstanding under the Stock Plan expires or is terminated for any reason, the Shares allocated for purchase under such right will return to the pool of Shares available for purchase under the Stock Plan. Termination of a participant's employment for any reason, including retirement, death or disability, terminates the participant's participation in the Stock Plan. In such event, or in the event that a participant withdraws from the Stock Plan, the payments credited to the participant's account will be returned to the participant (or the participant's personal representative), and the participant's rights under the Stock Plan will terminate.

    The Stock Plan will continue until all shares allocated for the plan have been issued, or until the earlier termination by the Board. The Board may amend the Stock Plan, except that any amendment which would a) change the number of Shares issuable under the plan, b) change the designation of corporations whose employees may be offered participation in the Stock Plan, or c) change the plan in a way to disqualify it under
Section 423(b) of the Code, must be approved by stockholders.

ADJUSTMENTS TO THE SHARES SUBJECT TO THE STOCK PLAN

    If any change is made in the Common Stock (through merger, consolidation, reorganization, recapitalization, stock dividend, split-up, combination of shares, exchange of shares, change in corporate structure or otherwise), appropriate adjustments will be made as to the maximum number of Shares subject to the Stock Plan and the number of Shares and price per Share to be purchased at the end of the Offering Period then in effect.

SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES OF THE STOCK PLAN


    The Stock Plan is neither a qualified pension, profit sharing or stock bonus plan under Section 401(a) of the Code, nor an "employee benefit plan" subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The following summary is for general information only and is limited to a discussion of federal income tax consequences of participation in the Stock Plan as described, based upon the Code, regulations thereunder, rulings and decisions now in effect, all of which are subject to change. The summary does not discuss all aspects of income taxation that may be relevant to a particular participant in light of his or her personal circumstances.


    No taxable income results to a participant at the time of the "grant of a plan option" (the beginning of an Offering Period in which an employee is participating in the Stock Plan) or at the time of purchase of the Shares at the end of the Offering Period (the "date of exercise"). If the Shares purchased are not sold during the prescribed holding period (two years from the date of grant and one year from the date of exercise), the lesser of (1) the excess of the fair market value of the Shares at the time of sale over the purchase price or (2) the excess of the fair market value of the Shares at the time the plan option was granted over the purchase price will be reportable as ordinary income in the year of sale. This amount of ordinary income is to be added to a participant's purchase price for the purpose of determining any additional long-term capital gain on sale. No capital loss will be realized unless the stock is sold for less than the purchase price. There will be no corresponding tax deduction to the Company.

    If the Shares are sold before the end of the prescribed holding period (a "disqualifying disposition"), the employee must report as ordinary income in the year of sale, and the Company may deduct as a business expense, the excess of the fair market value of the Shares on the date of exercise over the option price. This amount of ordinary income is to be added to a participant's purchase price for the purpose of determining any additional capital gain or loss. The gain or loss will be short-term or long-term, depending on whether the twelve-month holding period for long-term capital gain or loss is satisfied. Upon a disqualifying disposition, it is possible for an employee to have both ordinary income and capital loss. The Code differentiates between ordinary income tax rates and the tax rates on capital gains and losses.

OTHER INFORMATION

    As of August 12, 1997, approximately 2,900 employees, including all of the Company's executive officers, were eligible to participate in the Stock Plan, and 214 employees signed up to participate. Non-employee directors may not participate in the Stock Plan. Three executive officers have elected to participate in the Stock Plan commencing with the first Offering Period, including Mr.

Walner. Because the price of the shares to be purchased will not be established until the end of the Offering Period, and because benefits to be received depend upon employees' decisions to participate throughout the Offering Periods, the benefits to be received under the Stock Plan by the foregoing persons is not determinable at the date of this proxy statement. The closing market price of the Common Stock on the New York Stock Exchange Composite Tape on September 30, 1997 was $14.5625 per share.


THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR RATIFICATION OF
               THE GRUBB & ELLIS EMPLOYEE STOCK PURCHASE PLAN.



4.  RATIFICATION OF AMENDMENTS TO THE 1990 AMENDED AND RESTATED STOCK OPTION
PLAN

THE PROPOSAL

    The Board has approved and is recommending that stockholders ratify two amendments to the Company's 1990 Amended and Restated Stock Option Plan (the "Plan") which would increase the number of shares of Common Stock authorized for the grant of options.

    The amendments to the Plan increase the authorized shares of Common Stock for issuance under the Plan from 1,500,000 to 2,000,000 shares. The Board approved one amendment effective February 1, 1997 increasing the authorized shares for the Plan by 300,000 shares, and the second amendment, effective June 20, 1997, increasing such shares by an additional 200,000 shares (the "Amendments").

BACKGROUND FOR THE PROPOSAL

    The Board believes that stock options provide an important incentive in attracting and retaining key employees and associates of the Company. Under the Plan, as of August 12, 1997, options to purchase 42,106 shares had been exercised, and, subject to stockholder ratification of the Amendments, there were outstanding options to purchase 1,794,820 shares and 163,074 shares remained available for the grant of options. The Board believes that the recipients of options granted under the Plan which are subject to stockholder ratification of the Amendments are individuals in positions to make significant contributions to the Company. In addition, the Company believes that the balance of shares available for the Plan will be an important recruitment tool for the Company.

DESCRIPTION OF THE PLAN

    The following summary of the Plan and the Amendments is qualified in its entirety by the complete text of the Plan and Amendments, copies of which have been filed with the Securities and Exchange Commission and which may also be obtained from the Company by any stockholder.

    Under the Plan, "incentive stock options," as defined in the Code, or non-qualified options, which do not qualify for treatment as incentive stock options, may be granted to key employees, including executive officers, and non-management directors who are not members of the Compensation Committee.
The Plan provides that the Company may extend eligibility to independent contractors associated with the Company who are not directors under certain conditions, but the Company has not yet done so. The Plan is administered by the Board, which may delegate administration to a committee of the Board but has not done so.
The Board is authorized, among other powers, to determine the persons to whom options will be granted, the number of option shares to be granted, and the exercise price, term and vesting requirements of options, subject to the terms of the Plan. Each option has a term no longer than ten years from the date of grant, except that no incentive stock option granted to an optionee who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company ("Ten-Percent Holder") at the date of grant may be exercisable more than five years after the date of grant. The exercise price of each incentive stock option granted must be 100%, and of each non-qualified option may be from 50% to 100%, of the fair market value per share of the Common Stock on the date of grant, as set by the Board, subject to the requirement that the exercise price of incentive stock options granted to a Ten-Percent Holder must not be less than 110% of the fair market value per share at the date of grant. The aggregate exercise price is payable in cash, by delivery of Common Stock, or by a combination of both. Vesting accelerates upon certain conditions related to changes of control of the Company or at the discretion of the Board. No incentive stock options may be granted after May 16, 2000 under the Plan. No option granted under the Plan may be assigned or transferred by the optionee except upon death. During the lifetime of the optionee, the option may be exercised only by him or her. The Plan will terminate upon issuance of all shares reserved for the Plan or earlier upon termination by the Board.


ADJUSTMENTS TO THE SHARES SUBJECT TO THE PLAN

    The Plan provides for appropriate adjustments in the number and kind of shares subject to the Plan and to outstanding options in the event of a stock split, stock dividend or certain other types of recapitalizations.

SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES


    The Plan is neither a qualified pension, profit sharing or stock bonus plan under Section 401(a) of the Code, nor an "employee benefit plan" subject to the provisions of ERISA. The following summary is for general information only and is limited to a discussion of federal income tax consequences of the grant, and exercise by cash payment, of options granted under the Plan and the sale of shares upon option exercise, based upon the Code, regulations thereunder, rulings and decisions now in effect, all of which are subject to change. The summary does not discuss all aspects of income taxation that may be relevant to a particular participant in light of his or her personal circumstances.


    INCENTIVE STOCK OPTIONS. There is no taxable event to either the Company or the optionee at the date of grant or exercise of an incentive stock option; however, the amount by which the fair market value of the shares at the time of exercise exceeds the option price will be an "item of tax preference" for the optionee for purposes of alternative minimum tax. The amount realized by an optionee upon the sale of stock issued on exercise of an incentive stock option over the aggregate exercise price of the shares is taxable as long-term capital gain, and no deduction is available to the Company, provided that the sale occurs at least two years from the date of grant and at least one year from the date of exercise of the option ("Holding Period"). If an optionee sells the shares acquired through exercise of the option prior to the end of the Holding Period, ("disqualifying disposition"), then the optionee will recognize ordinary income to the extent that the lower of the fair market value of the shares at the date of exercise or the sales price exceeds the exercise price, and the Company has a corresponding tax deduction. The Company will be required to withhold taxes on such ordinary income realized by an optionee who is an employee in order to be entitled to the tax deduction. Any additional gain realized upon sale would be taxable as capital gain.

    NON-QUALIFIED STOCK OPTIONS. With respect to non-qualified options, there is no taxable event to either the Company or the optionee at the date of grant. Upon exercise of an option under the Plan, the optionee will realize ordinary income based upon the difference between the fair market value of the underlying Common Stock at the date of exercise and the exercise price, and the Company will have a corresponding tax deduction. The Company will be required to withhold taxes on the ordinary income realized by an optionee who is an employee upon exercise of non-qualified stock options in order to be entitled to a deduction. An optionee's basis for the stock for purposes of determining his gain or loss on the subsequent disposition of the shares generally will be the fair market value of the underlying Common Stock on the date of the exercise of the option. Such gain or loss upon sale will be treated as short- or long-term capital gain or loss depending upon the holding period.

    The Code differentiates between ordinary income tax rates and the tax rates on capital gains and losses.

OTHER INFORMATION

    Approximately 100 persons would be considered "key employees," including all of the executive officers of the Company, and therefore eligible for the grant of options under the Plan, along with seven eligible non-employee directors. The closing market price of the Common Stock on the New York Stock Exchange Composite Tape on September 30, 1997 was $14.5625 per share.


NEW PLAN BENEFITS TABLE

    The following table shows the determinable benefits that will be received by each of the designated persons or groups under the Plan if the proposed Amendments to the Plan set forth in this proxy statement are approved.

                                  NEW PLAN BENEFITS


                                                                 1990 AMENDED AND RESTATED STOCK OPTION PLAN
                                                                 -------------------------------------------
    NAME AND POSITION                                            DOLLAR VALUE ($)(1)         NUMBER OF UNITS
    -----------------                                            -------------------         ---------------
Neil Young
  Chairman and Chief Executive Officer --                              ---                           0

Michael McKiernan
  President, Transaction Services, Central Region                      ---                           0

Donald D. Morrow
  President, Transaction Services, Western Region                      ---                           0

Steven Scruggs
  President, Corporate Services Group                                  ---                           0

Robert J. Walner
  Senior Vice President, General Counsel
   and Corporate Secretary                                             ---                           0

Executive Group                                                   $  5,312.50                     50,000(2)

Non-Executive Director Group                                           ---                          ---

                                      14



Non-Executive Officer Employee Group                              $945,612.50                    296,546(3)

------------

(1) Based on the closing price per share of the Common Stock on September 30, 1997 of $14.5625 per share.

(2) On June 20, 1997, an executive officer was granted an option to purchase 50,000 shares of Common Stock at an exercise price of $13.50 per share, subject to stockholder ratification of the Amendments. The exercise price represents fair market value of the Common Stock at the date of grant. The option vests in five, equal annual installments and expires in eight years from the date of grant.

(3) Options to purchase 325,000 shares of Common Stock were granted to non-executive employees of the Company during 1997, of which options to purchase 296,546 shares are subject to stockholder ratification of the Amendments, due to exhaustion of the previously authorized shares for the Plan. The dates of grant and exercise prices of the options are as follows: February 12, 1997 - 100,000 shares at $6.50 per share; June 20, 1997 - 185,000 shares at $13.50 per share; June 30, 1997 - 15,000 shares at $15.25 per share; and July 7, 1997 - 25,000 shares at $16.438 per share. The exercise price of each option granted represents fair market value of the Common Stock at the date of grant. Each option vests in five, equal annual installments and expires eight years from the date of grant, except that options to purchase 15,000 shares granted on June 20, 1997 vest in three, equal annual installments and expire five years from the date of grant.


 THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR RATIFICATION
     OF THE AMENDMENTS TO THE 1990 AMENDED AND RESTATED STOCK OPTION PLAN.

                   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                    AND MANAGEMENT

    The following table sets forth information as of August 12, 1997, concerning beneficial ownership of Common Stock by known beneficial holders of more than 5% of the outstanding Common Stock, directors, named executive officers, and all current directors and executive officers as a group. Unless otherwise noted, the listed persons have sole voting and dispositive powers with respect to the shares held in their names, subject to community property laws if applicable.



                                                  AMOUNT AND NATURE OF
                                                  BENEFICIAL OWNERSHIP          PERCENT OF CLASS(1)
                                                  ---------------------         -------------------
Warburg, Pincus Investors, L.P.                     10,443,339(2)(7)                    50.1%
  466 Lexington Avenue
  New York, NY 10017
Archon Group, L.P.                                   2,505,200(3)                       12.8%
  600 Las Colinas Blvd., Suite 1980
  Irving, TX 75039
Neil Young                                             141,798(4)                         *
R. David Anacker                                        18,000(4)                         *
Lawrence S. Bacow                                       10,800(4)(5)                      *
Joe F. Hanauer                                         974,040(4)(5)(6)(7)               4.9%
C. Michael Kojaian                                     883,333(8)                        4.5%
Sidney Lapidus                                               0(2)                         --
Reuben S. Leibowitz                                          0(2)                         --
Michael P. McKiernan                                    11,533(4)                         *
Robert J. McLaughlin                                    13,000(4)                         *
Donald D. Morrow                                        11,636(4)                         *
John D. Santoleri                                            0(2)                         --
Steven D. Scruggs                                        1,000(5)                         *
Robert J. Walner                                        85,819(4)(5)                      *
Todd A. Williams                                             0(3)                         *
All current directors and executive
    officers as a group (18 persons)                 2,201,820(4)(5)                    10.9%

*Does not exceed 1.0%.
------------------

(1) The percentage of shares of Common Stock beneficially owned by each designated person assumes that no other person exercises currently outstanding warrants, options or convertible securities.


(2) At August 12, 1997, Warburg beneficially owned 10,443,339 shares of Common Stock through its ownership of (i) 9,105,981 shares of Common Stock, and (ii) currently exercisable warrants to purchase an aggregate of 1,337,358 shares of Common Stock. The sole general partner of Warburg is Warburg, Pincus & Co., a New York general partnership ("WP").

     E.M. Warburg, Pincus & Co., LLC, a New York limited liability company whose members are substantially the same as the general partners of WP ("Warburg Pincus"), manages Warburg. Lionel I. Pincus is the managing partner of WP and the managing member of Warburg Pincus and may be deemed to control both of them. WP, as the sole general partner of Warburg, has a 20% interest in the profits of Warburg. Each of Messrs. Lapidus, Leibowitz and Santoleri, directors of the Company, is a Managing Director and member of Warburg Pincus and a general partner of WP. As such, they may each be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) in an indeterminate portion of the shares of Common Stock beneficially owned by Warburg and WP. Messrs. Lapidus, Leibowitz and Santoleri disclaim beneficial ownership in these shares.

(3) Shares reported for Archon include 5,200 shares of Common Stock held by GS&Co. The Goldman Sachs Group, L.P. ("GS Group") is a general partner of, and owns a 99% interest in, GS&Co. GS Group also owns a 94% interest in Archon. The general partner of Archon is Archon Gen Par, Inc. ("AGP"), which is a wholly owned subsidiary of GS Group. Mr. Williams, an officer of GS&Co., an officer of AGP, and a director of Archon, disclaims beneficial ownership of shares of Common Stock beneficially owned by Archon. 5,000 shares of Common Stock held in discretionary client accounts by GS&Co. are excluded.

(4) Includes options under the Company's stock option plans which are currently or by October 11, 1997 will be exercisable for the following numbers of shares: Mr. Young -128,000; Mr. Hanauer - 203,567; Mr. Anacker - 10,000; Professor Bacow - 10,000; Mr. McKiernan - 10,700; Mr. McLaughlin - 10,000; Mr. Morrow -10,700; Mr. Walner - 36,000; and all current directors and executive officers as a group - 436,967.

(5) Includes 1,000 shares held by an immediate family member of Mr. Scruggs. Includes shares held in trust for the benefit of immediate family members as follows: Professor Bacow - 800; Mr. Hanauer - 407,435; Mr. Walner - 35,000.

(6) At August 12, 1997, Mr. Hanauer beneficially owned 974,040 shares of Common Stock, through his direct ownership of 14,497 shares of Common Stock and an option granted under a Company stock option plan which is exercisable for 203,567 shares; and through his ownership of the following securities held in a trust of which Mr. Hanauer is the trustee and he, his wife and children are beneficiaries: (i) 407,435 shares of Common Stock and (ii) currently exercisable warrants to purchase an aggregate of 348,541 shares of Common Stock.

(7) Pursuant to the rules promulgated under the Exchange Act, Warburg and Mr. Hanauer may be deemed to be a "group," as defined in Section 13(d) of such Act. Warburg and Mr. Hanauer do not affirm the existence of such a group and disclaim beneficial ownership of shares of Common Stock beneficially owned by any other party.


(8) At August 12, 1997, C. Michael Kojaian beneficially owned 883,333 shares of Common Stock through his direct ownership of 833,333 shares of Common Stock and through his joint ownership of 50,000 shares of Common Stock with Mike Kojaian, his father, and Kenneth J. Kojaian, his brother (together, the "Kojaian Investors"). Mike Kojaian also owns 833,334 shares of Common Stock, and Kenneth J. Kojaian owns 833,333 shares of Common stock. Each of the Kojaian Investors is a director, shareholder and officer of the Kojaian Companies and Kojaian Management Corporation, Mike Kojaian serving as the President and Kenneth J. Kojaian serving as the Executive Vice President and Secretary of Kojaian Management Corporation. Pursuant to the rules promulgated under the Exchange Act, the Kojaian Investors may be deemed to be a "group," as defined in

     Section 13(d) of such Act. Each Kojaian Investor does not affirm the existence of such a group and disclaims beneficial ownership of shares of Common Stock solely owned by any other party.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires the Company's directors, executive officers, chief accounting officer and persons who beneficially own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission and the New York Stock Exchange reports of ownership and changes in ownership of Common Stock and other equity securities of the Company. Such persons are required to furnish the Company with copies of all such forms they file. To the Company's knowledge, based solely upon review of copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended June 30, 1997, such persons complied with all Section 16(a) filing requirements applicable to them, except that Mr. Young filed a late Form 5 to report one transaction not filed on a Form 4.

                                 EXECUTIVE COMPENSATION

COMPENSATION OF EXECUTIVE OFFICERS

    The following table sets forth, for all persons who served as Chief Executive Officer in the 1997 fiscal year and for each of the other four most highly-compensated executive officers of the Company as of June 30, 1997, compensation earned, including deferred compensation, for services in all capacities with the Company and its subsidiaries for the fiscal years ended June 30, 1997, 1996 and 1995.


                              SUMMARY COMPENSATION TABLE

                                                                                            LONG-TERM
                                                                                          COMPENSATION
                                                     ANNUAL COMPENSATION                      AWARDS
                                              ---------------------------------           -------------
                                                                                           SECURITIES
                                                                                           UNDERLYING           ALL OTHER
          NAME AND                                        SALARY          BONUS            OPTIONS/SARS        COMPENSATION
    PRINCIPAL POSITION                         YEAR         ($)            ($)                (#)(1)                ($)
    ------------------                        ------      -------        -------           ------------        -------------
Neil Young                                     1997       400,000        400,000                   0              2,000(3)
  President and Chief Executive Officer(2)     1996       300,000              0             500,000              2,000(3)
                                               1995       260,000         17,000              40,000              1,000(3)

Michael P. McKiernan                           1997       177,000        130,000              50,000              2,000(3)
  President, Transaction Services,             1996        52,000        229,000                   0              2,000(3)
  Central Region(4)                            1995        45,000        124,000               1,750              1,000(3)

Donald D. Morrow                               1997       163,000         99,000              50,000              2,000(3)
  President, Transaction Services,             1996        54,000        172,000                   0              2,000(3)
  Western Region(5)                            1995       101,000         37,000               1,750              1,000(3)

Steven D. Scruggs                              1997       146,000         83,000             100,000            100,000(6)
  President, Corporate Services Group(6)       1996            --             --                  --                 --
                                               1995            --             --                  --                 --

Robert J. Walner                               1997       159,000         78,000              40,000              2,000(3)
  Senior Vice President, General Counsel       1996       140,000         50,000                   0              2,000(3)
  and Corporate Secretary                      1995       140,000         50,000              40,000              1,000(3)

----------------

(1) The amounts represent options to purchase the designated numbers of shares of Common Stock.

(2) Mr. Young was appointed President and Chief Executive Officer in February 1996 and was elected Chairman of the Board in April 1997. He served as President of Commercial Brokerage Operations of the Company from December 1995 to February 1996, and prior to that time as Senior Vice President and President of the Eastern Region of the Company.


(3) Represents Company contributions to the 401(k) plan accounts of the designated individuals for the 1996, 1995 and 1994 plan years, which are on a calendar basis.

(4) Mr. McKiernan was appointed President, Transaction Services, Central Region, in July 1997. From October 1996 to July 1997 he served as President of the Eastern Region, Commercial Brokerage Operations of the Company. Prior to that time, he served as Sales Manager of a branch office of the Company.

(5) Mr. Morrow has served as President, Transaction Services, Western Region (and predecessor division) of the Company since October 1996. Prior to that time, he served as Sales Manager of a branch office of the Company.

(6) Mr. Scruggs became employed with the Company in October 1996. "All Other Compensation" refers to a signing bonus he received when hired.


                        OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                             POTENTIAL REALIZABLE VALUE AT
                                                                                                ASSUMED ANNUAL RATES OF
                                                                                               STOCK PRICE APPRECIATION
                                   INDIVIDUAL GRANTS                                               FOR OPTION TERM(1)
--------------------------------------------------------------------------------------         ------------------------
                             NUMBER OF         PERCENT
                             SECURITIES       OF TOTAL
                             UNDERLYING     OPTIONS/SARS     EXERCISE
                            OPTIONS/SARS     GRANTED TO      OR BASE
                             GRANTED(2)     EMPLOYEES IN      PRICE         EXPIRATION             5%             10%
    NAME                        (#)         FISCAL YEAR       ($/SH)           DATE               ($)             ($)
---------------------       ------------    ------------     ---------    -------------        --------        --------
Neil Young                         0            --              --              --                 --             --
Michael P. McKiernan(3)       50,000          6.25%           $4.00        Oct.  9, 2004       $ 95,491        $228,718
Donald D. Morrow(3)           50,000          6.25%           $4.00        Oct.  9, 2004       $ 95,491        $228,718
Steven D. Scruggs(3)         100,000         12.50%           $4.25        Oct. 20, 2004       $202,919        $486,025
Robert J. Walner (3)          40,000          5.00%           $3.375       July 25, 2004       $ 64,456        $154,384

(1) The potential realizable value is calculated from the market price per share on the date of grant, assuming the Common Stock appreciates in value at the stated percentage rate from the date of grant of an option to the expiration date. The exercise prices of the options set forth in the table were equal to the market prices on the dates of grant. Actual gains, if any, are dependent on the future market price of the Common Stock. The closing market price of the Common Stock on the New York Stock Exchange Composite Tape on September 30, 1997 was $14.5625 per share.

(2) The amounts represent options to purchase the designated numbers of shares of Common Stock granted, at exercise prices based upon the fair market value on the dates of grant, under the Plan. Each of the options vests in five equal, annual installments from the dates of grant, and expires eight years from the date of grant. Vesting accelerates upon certain conditions related to changes of control of the Company or at the discretion of the Board.

(3) The options of Messrs. McKiernan and Morrow were granted on October 10, 1996, Mr. Scruggs' option was granted on October 21, 1996 and Mr. Walner's option was granted on July 26, 1996.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END
                                  OPTION/SAR VALUES

                          SHARES                                NUMBER OF SECURITIES                 VALUE OF UNEXERCISED
                       ACQUIRED ON                            UNDERLYING UNEXERCISED            IN-THE-MONEY OPTIONS/SARS AT
                         EXERCISE                            OPTIONS/SARS AT FY-END(#)                      FY-END($)
    NAME                   (#)      VALUE REALIZED($)        EXERCISABLE/UNEXERCISABLE          EXERCISABLE/UNEXERCISABLE(1)
-------------          -----------  -----------------        -------------------------          ----------------------------
Neil Young                 --             --                      125,000/430,000                  $1,604,125/$5,547,750
Michael P. McKiernan       --             --                          700/51,050                       $9,013/$576,019
Donald D. Morrow           --             --                          700/51,050                       $9,013/$576,019
Steven D. Scruggs          --             --                            0/100,000                          $0/$1,100,000
Robert J. Walner           --             --                       28,000/72,000                     $359,500/$893,000

------------------

(1) The value of the in-the-money options at fiscal year-end was calculated based on the closing price of the Common Stock as reported on the New York Stock Exchange on June 30, 1997 ($15.25 per share).

COMPENSATION OF DIRECTORS

    Only directors who are not employees of the Company and who are neither holders of five percent or more of the Common Stock of the Company ("Five-Percent Holders") nor employees or affiliates of entities which are Five-Percent Holders ("Outside Directors"), receive compensation for serving on the Board and on its committees. Such compensation currently consists of an annual retainer fee of $15,000 and a fee of $1,000 for each Board or committee meeting attended. These fees are set by the Board.

    In addition, under the 1993 Stock Option Plan for Outside Directors, Outside Directors each receive an option to purchase 10,000 shares of Common Stock upon the date of first election to the Board, with an exercise price equal to market value on such date. Directors other than members of the Compensation Committee are also eligible to receive stock options under the 1990 Amended and Restated Stock Option Plan.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND
 CHANGE-IN-CONTROL ARRANGEMENTS

    In connection with the appointment of Neil Young as President and Chief Executive Officer of the Company on February 22, 1996, the Company entered into an employment agreement with Mr. Young providing for his service in such capacities for a term expiring in June 1999, with an option to extend the term for an additional year. Pursuant to the agreement, Mr. Young received an annual salary of $400,000 through June 30, 1997, which salary thereafter increased to $425,000 per year. He is eligible to receive incentive compensation for fiscal years 1997, 1998 and 1999 equal to 50% of his annual salary, based upon achievement of certain levels of net income of the Company ("Formula"), which incentive compensation may be increased in the discretion of the Compensation Committee based upon such factors as the Compensation Committee determines are relevant. Under the agreement, Mr. Young was awarded an incentive payment of $400,000 for the 1997 fiscal year, one-half of which was based upon the Formula and one-half of which was based upon the Compensation Committee's recognition of Mr. Young's contribution to the Company, including the increase in stockholder value. He also received, under the agreement, a non-qualified option to purchase 450,000 shares of Common Stock at an exercise price of $2.375 per share, which was the fair market value of the Common Stock at the date of grant of the option. The option expires ten years from the date of grant and vests in five, equal annual installments, with the first installment vesting on December 31, 1996; provided, that upon termination of Mr. Young's employment a) after June 29, 2000, or b) upon a material reduction in his responsibilities following an event which results in a stockholder other than Warburg or its affiliates owning more than 25% of the outstanding Common Stock, the vesting of any unvested portion of such option will be accelerated. The agreement also provides that in the event that the Company terminates the employment of Mr. Young prior to expiration of the agreement for any reason, he will receive the equivalent of one year's salary and benefits and a pro-rata share of the incentive compensation.

    Mr. Walner, Senior Vice President, General Counsel and Corporate Secretary, is entitled to receive severance compensation in an amount equal to up to nine months' salary and reimbursement of certain out-of-pocket expenses under certain circumstances relating to the location required for performance of his services, in the event that he resigns from employment with the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The members of the Compensation Committee are Reuben S. Leibowitz (Chairman) and Lawrence S. Bacow. Neither of the members of the Compensation Committee has served as an officer or employee of the Company.

    Mr. Leibowitz is a Managing Director and member of Warburg Pincus, and a general partner of WP, each of which are affiliates of Warburg. See also, "Information About the Nominees for Director" and "Security Ownership of Certain Beneficial Owners and Management" above. Warburg, the principal stockholder of the Company, entered into a number of transactions with the Company related to the 1997 Financing which are described below.

    1997 FINANCING.

    In October 1996, Warburg purchased from The Prudential Insurance Company of America ("Prudential") all of the outstanding promissory notes, 130,233 shares of Junior Convertible Preferred Stock, $.01 par value ("Junior Preferred Stock") convertible into 2,322,067 shares of Common Stock, and warrants to purchase 350,000 shares of Common Stock which had been issued by the Company to Prudential (the "Prudential Securities"), for $23 million plus accrued and unpaid interest on the notes. The notes consisted of a) $10 million principal amount of 9.90% Senior Notes (the "Senior Notes"); b) $10.9 million principal amount of "payment-in-kind" notes ("PIK Notes"), at an interest rate of 10.65% per annum; c) $2.2 million principal amount of PIK Notes at an interest rate of 11.65% per annum; and d) a $5 million revolving credit note with an interest rate per annum of 2.5% above LIBOR ("Revolving Note"). Prudential retained 397,549 shares of Common Stock, and 19,767 shares of Junior Preferred Stock, and agreed to convert its Junior Preferred Stock to Common Stock in the event that Warburg converted shares of Senior Convertible Preferred Stock, $.01 par value ("Senior Preferred Stock") to Common Stock.

    Concurrently with the sale to Warburg, Warburg granted to the Company an option, expiring in April 1997, to purchase the Prudential Securities from Warburg at Warburg's cost, plus interest of 10% per annum, increasing to 12% per annum in February 1997 ("First Option"). In consideration of the grant of the First Option, the Company agreed to extend the expiration dates of warrants to purchase an aggregate of 1,012,358 shares of Common Stock, then held by Warburg from January 29, 1998 to January 29, 2002.

    In December 1996, the Company sold 2.5 million shares of Common Stock to the Kojaian Investors for a purchase price of $10 million. The proceeds were used by the Company to purchase from Warburg and then retire the PIK Notes and the 130,233 shares of Junior Preferred Stock held by Warburg for a price of $10 million plus accrued interest of approximately $69,000. Warburg and Mr. Hanauer thereupon converted all Senior Preferred Stock held by them to 4,828,548 shares and 339,629 shares of Common Stock, respectively.
Prudential converted its Junior Preferred Stock to 352,447 shares of Common Stock. In connection with these transactions, Warburg retained warrants to purchase an aggregate of 325,000 shares of Common Stock, and Warburg transferred to Mr. Hanauer warrants to purchase an aggregate of 25,000 shares of Common Stock, which Warburg had received from Prudential. In addition, contingent warrants to purchase an aggregate of 38,410 shares of Common Stock held by Mr. Hanauer's family trust were cancelled, and warrants to purchase an aggregate of 323,541 shares of Common Stock held by Mr. Hanauer's family trust were amended to extend the expiration date to January 29, 2002, and to conform to the anti-dilution provisions in the other outstanding warrants. Warburg granted to the Company a second option, expiring in April 1997 (subject, under certain circumstances, to extension to June 1997), to purchase the Senior Notes and the Revolving Note for a purchase price of $13 million plus interest at the same rate as the First Option.


    In January 1997, the Company sold 2.5 million shares of Common Stock to Archon for a purchase price of $11.25 million. The proceeds were used, along with additional cash, to purchase from Warburg and then retire the remaining Senior Notes and Revolving Note for $13 million, plus accrued interest of approximately $96,000.

    The largest aggregate indebtedness of the Company to Warburg during the 1997 fiscal year was approximately $28.6 million of principal, which was retired upon the Company's purchase of the Prudential Securities from Warburg as described above.

    WARBURG'S CURRENT OWNERSHIP OF SECURITIES OF THE COMPANY. Warburg currently owns 9,105,981 shares of Common Stock. Warburg also owns warrants to purchase an aggregate of 873,072 shares of Common Stock at an exercise price of $3.50 per share, and warrants to purchase an aggregate of 464,286 shares of Common Stock at an exercise price of $2.375 per share.

    VOTING AGREEMENT. Pursuant to the Voting Agreement described above in "Information About the Nominees for Director," Warburg, the Kojaian Investors and Archon agreed to vote all their shares of Common Stock in favor of the election to the Board of one nominee designated by a majority of the Kojaian Investors, one nominee designated by Archon, and all nominees designated by Warburg. Messrs. Lapidus, Leibowitz and Santoleri have been designated as Warburg Nominees with respect to the 1997 election of directors.

    NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE EXCHANGE ACT, THAT MIGHT INCORPORATE OTHER FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING COMPENSATION COMMITTEE REPORT AND THE SECTION ENTITLED, "STOCK PRICE PERFORMANCE" SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee has furnished the following report on executive compensation:

    The Compensation Committee has developed and implemented compensation policies, plans and programs which seek to reward achievement of positive financial results for the Company, and thus enhance stockholder value.

    In order to attract and retain outstanding executives with the potential to contribute significantly to the success of the Company, the Compensation Committee's policies have sought to compensate executives commensurate with executives of equivalent-sized firms in terms of revenues and with similar responsibilities, but not necessarily with reference to companies in the Peer Group of companies referred to below under "Stock Price Performance."

    The Compensation Committee's policies include the objective of assuring, to the extent deemed appropriate in each case, qualification of each executive's compensation for deductibility under Section 162(m) of the Internal Revenue Code, which section generally imposes a $1 million limit on deductibility for any taxable year of the compensation for each of the chief executive officer and the other four most highly compensated executive officers.

    The compensation of Mr. Young, Chairman of the Board and Chief Executive Officer, during the 1997 fiscal year, pursuant to his employment agreement, consisted of an annual base salary of $400,000 and eligibility for additional cash incentive compensation equal to 50% of his annual salary, based upon achievement of certain levels of net income of the Company ("Formula"), which incentive compensation may be increased in the discretion of the Compensation Committee based upon such factors as the Compensation Committee determines are relevant. In approving the compensation terms of his employment agreement at the time of his appointment, the Compensation Committee took into consideration its knowledge of competitive compensation programs for chief executive officers and Mr. Young's level of responsibility and expectations of future performance. Mr. Young was awarded an incentive payment of $400,000 for the 1997 fiscal year, one-half of which was based upon the Formula and one-half of which was based upon the Compensation Committee's recognition of Mr. Young's contribution to the Company, including the increase in stockholder value.

    During the 1997 fiscal year, executive officers other than Mr. Young were eligible to receive compensation consisting of three components: base salary, cash incentive compensation and longer-term equity incentives. The Compensation Committee reviewed with Mr. Young the compensation of all such executive officers. Base salaries were approved on the basis of the Compensation Committee members' knowledge of competitive salaries as described above and judgments about the executives' individual past performance, level of responsibilities and expectations of future performance. In setting base salaries, the level of an executive's responsibilities was given the greatest consideration. The eligibility to receive cash incentive compensation was based upon achievement of targeted levels of total Company-wide, and applicable regional, revenue and profitability of the Company and attainment of individual performance goals related to productivity. No one factor was a prerequisite to receiving incentive compensation. The cash incentive compensation paid was based upon attainment of annual goals and was earned as a percentage of salary.

    Stock options are designed to align the interests of executives with those of stockholders, and further the growth, development and financial success of the Company. The Compensation Committee believes that granting equity incentives to the Company's management helps retain and motivate management. In recommending grants of stock options by the Board, the Compensation Committee takes into account the respective scope of responsibility and the anticipated performance requirements and contributions to the Company of each proposed optionee. In addition, stock options are awarded from time to time in connection with hiring or promoting executives. The Compensation Committee's decision to recommend the award of equity incentives at the time of hiring or promotion is based upon the circumstances of a particular hiring or promotion, including the level of responsibility of the executive. Six executive officers who held office during the 1997 fiscal year received options to purchase Common Stock of the Company, with exercise prices set at fair market value at the dates of grant, vesting over five-year periods. The recommended number of shares underlying the equity incentives provided to each executive was determined by the Compensation Committee, primarily based upon the executive's level of responsibility.

                                   THE COMPENSATION COMMITTEE


                                   Lawrence S. Bacow
                                   Reuben S. Leibowitz

STOCK PRICE PERFORMANCE

    The following graph shows a five-year comparison of cumulative total stockholder return on the Company's Common Stock against the cumulative total return on the S&P 500 Stock Index and a peer group of the Company ("Peer Group"). The comparison assumes $100 was invested on June 30, 1992 in each of the foregoing and that all dividends, if any, were reinvested.

    METHOD OF SELECTION OF PEER GROUP. The Peer Group was formed by selecting those public companies with the same company-level Standard Industrial Classification ("SIC") Code as the Company as reported by Media General Financial Services as of June 30, 1997, excluding firms whose primary business activity involves ownership of real estate investments -- either real estate investment trusts ("REIT's") or other entities (collectively, "real estate investment companies"). The Company's company-level SIC Code is 6531, which relates to real estate agents and managers. The Company believes that the stock price performance of a real estate investment company will be typically quite different than that of a real estate services company like the Company, because the sources of income, nature of assets (i.e., interests in real property) and other factors are dissimilar. In addition, a REIT must meet specific requirements regarding organizational structure and ownership, distributions and other items, and is exempt from regular federal corporate income taxes. The Peer Group companies so selected, in addition to the

Company, are: CB Commercial Real Estate Services Group, Inc. ("CB Commercial"); The DeWolfe Companies, Inc.; Kennedy-Wilson, Inc.; NHP Incorporated ("NHP"); Vacation Break U.S.A., Inc. ("Vacation Break"); and Westmark Group Holdings, Inc. The initial public offerings of the following firms were consummated on the dates indicated: CB Commercial - November 1996; NHP - August 1995; and Vacation Break - December 1995. Prime Management Group, Inc., included in the peer group presentation in the 1996 proxy statement, ceased public trading in its stock in April 1996, and therefore was not reported by Media General at June 30, 1997.

                   COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*

                    Grubb & Ellis Company, S&P 500 and Peer Group
                     (Performance Results Through June 30, 1997)


                               [STOCK PERFORMANCE GRAPH]

                        6/30/92        6/30/93        6/30/94        6/30/95        6/30/96        6/30/97
                        -------        -------        -------        -------        -------        -------
Grubb & Ellis           $100.00        $ 54.55        $ 34.55        $ 30.91        $ 61.82        $249.09
S&P 500                 $100.00        $113.65        $115.25        $145.30        $183.08        $246.61
Peer Group              $100.00        $ 61.41        $ 32.21        $ 21.53        $ 33.36        $ 44.32

    *Total return assumes reinvestment of dividends on a quarterly basis.



                            RELATED PARTY TRANSACTIONS

    The following are descriptions of certain transactions and business relationships between the Company and its directors, executive officers, and principal stockholders. The Company believes that the fees and commissions paid to the Company as described below were comparable to those which would have been paid to unaffiliated third parties. See also "Information About the Nominees for Director" regarding the Voting Agreement and "Compensation Committee Interlocks and Insider Participation" above.

    Archon, a principal stockholder of the Company, is engaged in the business of managing real estate assets held by partnerships sponsored by affiliates of Archon. Mr. Williams, a director of the Company, is also a director of Archon and an officer of Archon Gen-Par, Inc., the general partner of Archon. During the 1997 fiscal year, Archon and its affiliates paid the Company and its subsidiaries approximately $82,000 for management of its portfolio properties, and approximately $330,000 for leasing and other real estate commissions.

    In addition, the Whitehall Street Real Estate Limited Partnerships ("Whitehall"), whose assets are primarily managed by Archon, has engaged the Company from time to time to perform real estate services with respect to its portfolio properties in the ordinary course of business. During the 1997 fiscal year, Whitehall paid the Company and its subsidiaries approximately $73,000 for real estate commissions.

    The Kojaian Companies, Kojaian Management Corporation and their affiliates (collectively, "KMC") are controlled by the Kojaian Investors. C. Michael Kojaian, a director of the Company, is a director, shareholder and the President of the Kojaian Companies; and a director, shareholder, and an Executive Vice President and the Treasurer of Kojaian Management Corporation. KMC is engaged in the business of investing in and managing real property both for its own account and for third parties. During the 1997 fiscal year, KMC paid the Company and its subsidiaries approximately $674,000 for management of its portfolio properties, including leasing commissions, and was involved as a purchaser in a transaction in which the Company received a brokerage commission in the amount of approximately $388,000.



                                       AUDITORS

    The firm of Ernst & Young LLP, independent public accountants, served as auditors of the Company for the 1997 and 1996 fiscal years. Although no auditors have been appointed for the 1998 fiscal year, it is anticipated that Ernst & Young LLP will be so selected. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and to be available to respond to appropriate questions. They will have an opportunity to make a statement if they desire to do so.

                         SUBMISSION OF STOCKHOLDER PROPOSALS

    The proxy rules adopted by the Securities and Exchange Commission provide that certain stockholder proposals must be included in the proxy statement for the Company's annual meeting. The Company anticipates that the proxy statement for next year's annual meeting will be mailed in October 1998 and that the annual meeting will be held in November 1998. Therefore, in order for a stockholder proposal to be considered for inclusion in next year's proxy statement, it must be received by the Company no later than June 11, 1998.

                                REPORT TO STOCKHOLDERS

    The Company's 1997 Annual Report to Stockholders, containing audited financial statements for the fiscal year ended June 30, 1997, is being mailed to stockholders with this proxy statement. STOCKHOLDERS MAY REQUEST A COPY OF THE ANNUAL REPORT FROM INVESTOR RELATIONS, GRUBB & ELLIS COMPANY, 2215 SANDERS ROAD, SUITE 400, NORTHBROOK, ILLINOIS 60062.

                                        BY ORDER OF THE BOARD
                                        OF DIRECTORS


                                        /s/ Robert J. Walner
                                        ---------------------------
                                        Robert J. Walner
                                        Corporate Secretary

PROXY                        GRUBB & ELLIS COMPANY                   PROXY
       FOR THE ANNUAL MEETING OF STOCKHOLDERS  -  NOVEMBER 20, 1997
        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned, being a stockholder of Grubb & Ellis Company (the "Company") and having received the Notice of Annual Meeting of Stockholders dated October 9, 1997 and the accompanying Proxy Statement, appoints Robert
J. Walner and Blake W. Harbaugh and each or any of them as Proxy Holders, with full power of substitution, to represent and vote all the shares of Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held at the Northbrook Hilton Hotel, 2855 North Milwaukee Avenue, Northbrook Illinois, in the Willow Room on Thursday, November 20, 1997 at 9:00 a.m. or at any and all adjournments thereof, with all powers which the undersigned would possess if personally present.

    The shares represented by this Proxy will be voted in the manner directed herein by the undersigned. If no direction is made, the Proxy will be voted "FOR" all nominees listed under the "Election of Directors," all of whom have been nominated by the Board of Directors, "FOR" the amendment to the Restated Certificate of Incorporation, "FOR" the employee stock purchase plan, and "FOR" the amendments to the stock option plan as more fully described in the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement. If any of the nominees listed should become unavailable prior to the Annual Meeting, the Proxy will be voted for any substitute nominee or nominees designated by the Board of Directors. The undersigned ratifies and confirms all that said Proxy Holders or their substitutes may lawfully do by virtue hereof.

              PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD
                       PROMPTLY IN THE ENVELOPE PROVIDED.

                    (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

                                GRUBB & ELLIS COMPANY
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.



   The Board of Directors recommends a vote FOR all nominees for Directors and FOR Proposals 2, 3 and 4.

1.     ELECTION OF DIRECTORS --
       NOMINEES:  Neil Young, R. David Anacker,
    Lawrence S. Bacow, Joe F. Hanauer,
    C. Michael Kojaian, Sidney Lapidus,
    Reuben S. Leibowitz, Robert J. McLaughlin,
    John D. Santoleri, and Todd A. Williams

         FOR      WITHHOLD      FOR ALL   (Except Nominees written  below)

         / /        / /          / /        _____________________________

2.  APPROVAL OF THE AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION

        FOR       AGAINST        ABSTAIN

        / /        / /            / /

3.  RATIFICATION OF THE GRUBB & ELLIS EMPLOYEE STOCK PURCHASE PLAN

         FOR       AGAINST        ABSTAIN

        / /        / /            / /

4.  RATIFICATION OF AMENDMENTS TO THE 1990 AMENDED AND
    RESTATED STOCK OPTION PLAN

         FOR       AGAINST        ABSTAIN

        / /        / /            / /

5. In accordance with the judgments of the Proxy Holders, upon such other business as may properly come before the meeting and at any and all adjournments thereof.



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